Exhibit 99.1


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                                                                Press Release
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                                         Contact:  Denise DesChenes/Kara Findlay
                                                         Citigate Sard Verbinnen
                                                   (212) 687-8080/(312) 895-4700

           FOAMEX INTERNATIONAL ANNOUNCES SECOND QUARTER 2003 RESULTS

--------------------------------------------------------------------------------

LINWOOD, PA, August 13, 2003 - Foamex International Inc. (NASDAQ: FMXI), the leading manufacturer of flexible polyurethane and advanced polymer foam products in North America, today announced second quarter earnings of $0.10 per diluted share. The Company also announced that it is presently finalizing a comprehensive refinancing of its bank debt.

Second Quarter 2003 Results

Sales
-----
Net sales for the second quarter were $334.3 million, down 3% from $345.9 million in the record quarter of a year ago. Gross profit was $40.2 million in 2003, down 14% from $46.9 million in 2002. Sequentially, the second quarter gross margin of 12.0% was higher than the 9.5% reported in the first quarter of 2003, representing a significant step in the Company's efforts to return to historical levels of profitability. The improvement primarily reflects the implementation of selling price increases and manufacturing efficiencies derived from the execution of Foamex's profit restoration plan.

Earnings
--------
Net income for the quarter was $2.7 million, or $0.10 per diluted share. This compares with a net income of $81.4 million, or $3.04 per diluted share in the second quarter of 2002, which included a $77.3 million income tax benefit related to a reversal in that period of a valuation allowance on deferred income tax assets.

Income from operations was $21.2 million for the second quarter of 2003, compared to $25.2 million in the second quarter of 2002, reflecting the impact of raw material cost increases that have not been fully recovered through selling price increases. Selling, general, and administrative expenses in the quarter were $19.8 million, down 9% from the 2002 quarter. Interest and debt issuance expense for the second quarter was $19.4 million, an increase of 12% from the 2002 quarter, due to higher effective interest rates and slightly higher average debt levels.

Commenting on the results, Tom Chorman, President and Chief Executive Officer of Foamex, said: "Despite a difficult economic environment and the major challenge we faced in addressing the steep increases in our raw material costs, we have met our profit restoration goals for the quarter and are building strength in our business for the future. This represents the third quarter of sequential gross profit improvement and reduced SG&A for Foamex, and this performance


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should send a positive  message to our  shareholders,  customers and competitors that Foamex will continue to be an industry leader."

Year to Date Results

Sales
-----
Net sales for the six months ended June 29, 2003 were $662.1 million, up marginally from the $660.0 million in the first half of 2002. Gross profit was $71.5 million, down 16% from $84.6 million in 2002. Gross profit as a percentage of sales decreased to 10.8% in 2003 from 12.8% in 2002.

Earnings
--------
Net loss for the first half of 2003 was $5.4 million, or $0.22 per diluted share, compared to net income of $13.9 million, or $0.52 per diluted share in 2002. The 2002 period includes the $77.3 million benefit from a deferred income tax adjustment and a $70.6 million charge from accounting changes related to goodwill.

Income from operations was $32.0 million for the first half of 2003, down from $46.7 million in the 2002 period. The impact of raw material cost increases experienced in the second half of 2002 has only been partially recovered by selling price increases.

Interest and debt issuance expense for the first half of 2003 was $38.5 million, a 7% increase from 2002 due to higher average debt levels, higher effective interest rates and higher amortization of debt issuance costs. The 2002 period also included a $4.3 million charge relating to the write-off of debt issuance costs as a result of an early extinguishment of debt.

Business Segment Performance

Foam Products
-------------
Foam Products net sales for the second quarter were $123.2 million, up 3% from $119.1 million in the second quarter of 2002. Income from operations for the second quarter was $7.3 million, as compared to $12.1 million in the second quarter of 2002. The decrease primarily reflects the higher cost of raw materials. Sequentially, second quarter operating margins improved from 1.8% in the first quarter of 2003 to 5.9% primarily due to selling price increases and manufacturing efficiencies.

For the six months ended June 29, 2003, Foam Products net sales were $241.3 million, up 2% from $236.6 million in 2002. Increased selling prices and increased volumes of consumer products were partially offset by lower volumes in other markets. Income from operations declined 57% to $9.5 million, primarily as a result of increased raw material costs.

Automotive Products
-------------------
Automotive Products net sales for the second quarter were $119.1 million, down 4% from the second quarter of 2002, due to lower volumes. Income from operations for the second quarter was $7.0 million, down 17% from the same period one year ago, due to higher raw material costs and lower revenue.

For the first six months of 2003, Automotive Products net sales increased 5% to $240.3 million from $228.1 million in the 2002 first half. Income from operations decreased 18% to $14.0 million, primarily due to higher raw material costs.



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Carpet Cushion Products
-----------------------
Carpet Cushion Products net sales for the second quarter were $54.3 million, down 10% from the second quarter of 2002 due to lower volume related to facility closures and a strategic refocusing of this business for improved profitability. Loss from operations in the second quarter was $0.3 million, compared to a $1.2 million loss in the same period of 2002. Sequentially, the loss from operations improved by $2.8 million from the first quarter of 2003 from the actions under the Company's profit restoration plan.

For the first six months of 2003, Carpet Cushion Products net sales decreased 9% to $103.2 million from $113.2 in the 2002 first half. Loss from operations was $3.4 million in the first half of 2003 compared to a $4.2 million loss during the same period in 2002 primarily due to higher selling prices and operating efficiencies.

Technical Products
------------------
Net sales for Technical Products in the second quarter were $30.6 million, down 9% from the second quarter of 2002 primarily due to lower sales of commodity products. Income from operations for the second quarter was $8.4 million, up 10% from the second quarter of 2002, due primarily to favorable product mix and lower operating costs.

For the first six months of 2003, Technical Products net sales decreased 2% to $63.0 million from $64.4 million in 2002. Income from operations increased 16% to $16.0 million for the first six months of 2003 compared to the same period in 2002 primarily as the result of a favorable product mix.

Refinancing

Foamex is presently finalizing a transaction with Bank of America, GE Capital and Silver Point Capital on a comprehensive refinancing of its bank debt. The refinancing is expected to include a new $240 million asset based credit facility and an $80 million second lien loan. The new facilities would replace the existing $262 million bank facility, and will result in increased financial flexibility and liquidity. The loans are contemplated to mature in April 2007. The Company expects to announce consummation of this transaction shortly. However, there is no assurance that the transaction will close. The Company continues to be in compliance with the terms of its existing credit agreement.


Conference Call and Replay

Foamex management will host a conference call Thursday, August 14, 2003, at 4:30 p.m. EDT to discuss the Company's second quarter 2003 results. Investors can access the conference call in the U.S. by dialing (888) 390-2576 (international callers, dial (484) 630-8116), asking to be connected to the Foamex investor call led by Tom Chorman. Participants will be asked to provide the following passcode for this conference call: Foamex.

In addition, interested parties may listen to the conference call over the Internet at www.foamex.com. To listen, go to the website 15 minutes early to register and download and install any necessary audio software. For those unable to participate, a rebroadcast will be made available at the Company's web site that will be available shortly after the call.

About Foamex International Inc.
Foamex, headquartered in Linwood, PA, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The Company also manufactures


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high-performance polymers for diverse applications in the industrial, aerospace,
defense,   electronics  and  computer  industries  as  well  as  filtration  and acoustical applications for the home. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements
This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, the Company's ability to realize anticipated cost savings, introduce new products, enhance sales growth and margins and the outlook for the Company's financial performance. These forward-looking statements are affected by risks, uncertainties and assumptions that the Company makes about, among other things, its ability to implement customer selling price increases in response to higher raw material costs, raw material price increases, general economic conditions, conditions in the capital markets, the interest rate environment, the level of automotive production, carpet production, furniture and bedding production and housing starts, the completion of various restructuring/consolidation plans, the achievement of management's business plans, its capital and debt structure (including various financial covenants), litigation and changes in environmental legislation and environmental conditions and other factors mentioned in the documents filed by the Company with the Securities and Exchange Commission. While the Company believes that its assumptions regarding the foregoing matters are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the Company's forward-looking statements will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

                                      # # #

                           (financial tables attached)


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                   Foamex International Inc. and Subsidiaries
                      Consolidated Statements of Operations
                         ($ Thousands, except EPS data)
                                   (Unaudited)


                                                                 Second Quarter Comparative            YTD Comparative
                                                                    2003            2002            2003            2002
                                                                    ----            ----            ----            ----

Net Sales                                                         $334,344        $345,898        $662,114        $659,960
Cost of Goods Sold                                                 294,171         298,951         590,661         575,335
                                                                  --------        --------        --------        --------
Gross Profit                                                        40,173          46,947          71,453          84,625
Selling, General & Administrative Expenses                          19,818          21,796          40,273          39,479
Restructuring, Impairment and Other Charges (Credits)                (860)               -           (860)         (1,538)
                                                                  --------        --------        --------        --------
Income from Operations                                              21,215          25,151          32,040          46,684
Interest and Debt Issuance Expense                                  19,378          17,338          38,489          35,967
Income from Equity Interest in Joint Venture                           513             398             879           1,128
Other Expense, Net                                                   (605)         (1,588)         (1,848)         (1,238)
                                                                  --------        --------        --------        --------
Income (Loss) Before Provision (Benefit) for Income Taxes            1,745           6,623         (7,418)          10,607

Provision (Benefit) for Income Taxes                                 (911)        (74,822)         (2,017)        (73,971)
                                                                  --------        --------        --------        --------
Income (Loss) Before Cumulative Effect of                            2,656          81,445         (5,401)          84,578
 Accounting Changes

Cumulative Effect of Accounting Changes                                  -               -               -        (70,647)
                                                                  --------        --------        --------        --------
Net Income (Loss)                                                 $  2,656        $ 81,445        $  5,401)       $ 13,931
                                                                  ========        ========        ========        ========

Earnings Per Share - Basic:
Income (Loss) Before Cumulative Effect of                         $   0.11        $   3.35        $  (0.22)       $   3.50
 Accounting Changes
Cumulative Effect of Accounting Changes                                  -               -               -           (2.92)
                                                                  ========        ========        ========        ========
Net Income (Loss)                                                 $   0.11        $   3.35        $  (0.22)       $   0.58
                                                                  ========        ========        ========        ========

Weighted Average Shares Outstanding                                 24,407          24,282          24,379          24,198
                                                                  ========        ========        ========        ========

Earnings Per Share - Diluted:
Income (Loss) Before Cumulative Effect of                         $   0.10        $   3.04        $  (0.22)       $   3.18
 Accounting Changes
Cumulative Effect of Accounting Changes                                  -               -               -           (2.66)
                                                                  ========        ========        ========        ========
Net Income (Loss)                                                 $   0.10        $   3.04        $  (0.22)       $   0.52
                                                                  ========        ========        ========        ========

Weighted Average Shares Outstanding                                 25,914          26,783          24,379          26,559
                                                                  ========        ========        ========        ========


                                     -more-


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                   Foamex International Inc. and Subsidiaries

                             Selected Financial Data
                                  ($ Thousands)
                                   (Unaudited)



                                         June 29, 2003        December 29, 2002
                                         -------------        -----------------
Balance Sheet:
   Cash                                        $8,032                 $4,524

   Current Assets                            $331,364               $337,649

   Total Assets                              $803,098               $813,577

   Current Liabilities                       $192,839               $200,944

   Long-Term Debt                            $736,081               $738,540

   Shareholders' Deficit                    $(190,815)             $(189,733)



                                       Two Quarters             Two Quarters
                                    Ended June 29, 2003      Ended June 30 2002
                                    -------------------      ------------------
Other:
   Depreciation and Amortization           $13,250                 $16,231

   Capital Expenditures                     $3,501                 $10,085



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